BLUEGREEN VACATIONS CORPORATION REPORTS SECOND QUARTER 2020 RESULTS

BOCA RATON, Florida (August 10,  2020) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") today reported its second quarter 2020 financial results.

2Q20 Highlights:

•	Net loss attributable to shareholders was $(8.8 million) in the second quarter compared to $(11.2 million) in the prior year quarter.

•	Loss Per Share (“EPS”) of $(0.12), compared to $(0.15) in the prior year quarter.
•	Adjusted EBITDA decreased to a loss of ($4.1) million, compared to Adjusted EBITDA of $28.7 million in the prior year quarter.
•	Total revenue decreased 64% to $68.8 million from $192.2 million in the prior year quarter.
•	System-wide Sales of vacation ownership interests (“VOIs”) decreased to $13.1 million in the current year quarter from $163.6 million in the prior year quarter.
•

The current year quarter’s results were adversely effected by the economic impact of the COVID-19 pandemic and the steps taken by the Company in connection with the impact of the pandemic which included the temporary closure of all of the Company’s VOI sales centers in the last week of March 2020.  As of June 30, 2020, 21 of the Company’s 26 VOI sales centers had reopened for sales to existing owners and one was selling to new prospects.  While most resorts had previously been closed, at June 30, 2020, 67 out of 68 resorts had reopened and occupancy for June was approximately 60% at all resorts and 58% at resorts with on-site sales centers.

•	Included in the results for the quarter ended June 30, 2019 are expenses related to the Company’s settlement with Bass Pro Shops of $39.1 million, or $0.39 per share.

Alan B. Levan, Chairman, President and Chief Executive Officer, commented, “Our sales operations were closed during most of the second quarter in response to the COVID-19 pandemic, but steps taken during March to mitigate our losses resulted in a 63% reduction in normalized Selling, General and Administrative expenses,  while having minimal sales revenue.  In addition, our resort management business and finance operations continued to generate revenues during this period.  We were also able to maintain liquidity of over $209 million of unrestricted cash on our balance sheet as of June 30, 2020, while at the same time reducing our outstanding debt by over 9%.  We are pleased that we have reopened our resorts to owners and guests and have recommenced many of our sales and marketing operations around the country. As of July 31, 2020, the reopenings put us in a position to bring back 2,900 of our associates who were either furloughed, severed or on reduced work hours to a  full-time basis.  However,  this continues to be an unprecedented event in the United States and globally, and it is currently impossible to predict the duration or severity of the pandemic or if and when the economy and our business will return to pre-pandemic levels.  But we believe that we are executing a prudent plan of action in response to the current circumstances and will seek to continue taking appropriate actions as conditions develop in the future.”

Financial Results

(dollars in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019	Change		2020	2019	Change

Total revenue	$68.8	$192.2	(64.2)%		$225.8	$357.9	(36.9)%
(Loss) Income before non-controlling interest and
(benefit) provision for income taxes	$(12.0)	$(10.0)	(20.0)%		$(11.0)	$12.2	(190.7)%
Net (loss) income attributable to shareholders	$(8.8)	$(11.2)	21.0%		$(8.6)	$4.0	(317.4)%
(Loss) earnings per share basic and diluted	$(0.12)	$(0.15)	20.0%		$(0.12)	$0.05	(340.0)%
Adjusted EBITDA	$(4.1)	$28.7	(114.3)%		$6.9	$54.9	(87.4)%
Capital-light revenue(1) as a percentage of
total revenue	66.7%	64.5%	220	bp	68.6%	66.8%	180	bp

(1)

Bluegreen's "capital-light" revenue includes revenue from sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Total revenue for the three months ended June 30, 2020 decreased 64% to $68.8 million from $192.2 million in the prior year quarter, primarily associated with:   i) the decrease in Sales of VOIs, Fee-Based Sales Commission revenue and Title revenue associated with the effects of and the Company’s responses to the COVID-19 pandemic and ii) a decrease in Resort Operations and Club Management revenue, due primarily to a reduction in cost reimbursement revenue (which had no impact on Adjusted EBITDA) and a reduction in revenues from our Traveler Plus program, retail operations and lower third-party rental commissions as a result of the COVID-19 pandemic as discussed more fully under “Segment Results” below.  Adjusted EBITDA decreased to a loss of ($4.1 million) in the second quarter of 2020 from $28.7 million in the second quarter of 2019, primarily associated with the economic impacts of the COVID-19 pandemic discussed above.

Segment Results

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019	Change		2020	2019	Change

System-wide sales of VOIs	$13.1	$163.6	(92.0)%		$150.5	$293.3	(48.7)%
Segment adjusted EBITDA	$(15.3)	$35.3	(143.4)%		$(2.9)	$65.6	(104.5)%
Guest tours	6,089	65,167	(90.7)%		46,754	113,305	(58.7)%
Average sales price per transaction	$15,367	$15,432	(0.4)%		$15,829	$15,591	1.5%
Sale to tour conversion ratio	13.8%	16.4%	(260)	bp	20.4%	16.7%	370	bp
Sales volume per guest ("VPG")	$2,122	$2,528	(16.1)%		$3,225	$2,603	23.9%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	204.9%	51.3%	15,360	bp	67.8%	51.1%	1,670	bp
Provision for loan losses	16.9%	14.9%	200	bp	37.3%	16.1%	2,120	bp
Cost of VOIs sold	11.5%	15.5%	(400)	bp	9.5%	12.0%	(250)	bp

System-wide sales of VOIs

System-wide sales of VOIs were $13.1 million and $163.6 million during the three months ended June 30, 2020 and 2019, respectively. As discussed above, all of the Company’s VOI sales centers were temporarily closed on March 23, 2020 and remained closed until June 2020, when 21 of the Company’s 26 VOI sales centers were re-opened for sales to existing owners with one of these sales centers also selling to new prospects.

As a result, the sales mix for the second quarter of 2020 was heavily weighted toward sales to existing owners at 86% of system-wide sales of VOIs, compared to 53% in the comparable prior year quarter.

Fee-based sales commission revenue

Fee-based sales commission revenue was $1.1 million during the current year quarter, compared to $55.3 million in the prior year quarter. This decrease was primarily a result of the Company’s temporary closure of its VOI sales centers in response to the COVID-19 pandemic, as discussed above, in addition to the fee-based sales commission as a percentage of third-party VOI sales decreasing to 52% from 66% in the prior year quarter. The decrease in the fee-based sales commission percentage was due to higher reserves for cancellations coupled with a period of fewer fee-based VOI sales.

Cost of VOIs sold

In the second quarter of 2020, cost of VOIs sold represented 11% of sales of VOIs compared to 15% in the second quarter of 2019. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold. The cost of VOIs sold as a percentage of sales of VOIs decreased during the three months ended June 30, 2020, as compared to the comparable prior year period, primarily due to the impact of lower cost secondary market purchases.  Cost of VOIs sold is expected to range from 12% to 14% for the remainder of 2020.

Provision for Loan Losses

The provision for loan losses varies based on the amount of financed, non fee-based sales during the period and changes in our estimates of future notes receivable performance for existing and newly originated loans. The provision for loan losses as a percentage of gross sales of VOIs was 17% during the current year quarter compared to 15% during the prior year quarter.  The increase in the provision for loan losses as a percentage of gross sales represents our current expected losses on VOI notes receivable generated during the period, and higher attorney related default activity.

In the first quarter of 2020, the Company had recorded an additional allowance for loan losses of $12.0 million, which included its estimate of customer defaults as a result of the COVID–19 pandemic.  The Company is working with its owners who need assistance with mortgages on a case-by-case basis with a view to mitigating defaults, however there is no assurance that these efforts will be successful or that the allowances for loan losses taken to date will prove to be adequate.

Net Carrying Cost of Inventory

Net carrying cost of inventory increased $5.6 million in the second quarter of 2020 compared to the second quarter of 2019, primarily due to decreased rentals of developer inventory and decreased sampler stays due to government ordered travel restrictions and temporary resort closures in accordance with government mandates and advisories associated with the COVID-19 pandemic and increased maintenance fees associated with our increase in VOI inventory.

Selling and Marketing Expense

Selling and marketing expense increased to 205% of system-wide sales of VOIs during the current year quarter as compared to 51% during the prior year quarter primarily attributable to fixed costs inherent in the Company’s sales and marketing operations and the costs of maintaining certain sales and marketing associates on furlough despite the temporary closure of the Company’s sales and marketing operations during April and May 2020.  In addition, during June 2020 the Company incurred costs associated with the reopening of kiosks at 64 Bass Pro and Cabela’s store locations.  We utilize these kiosks to sell mini-vacation packages to customers for future travel which require the customers to attend a timeshare presentation.

General and Administrative Expense

General and Administrative Expense related to the Company’s sales and marketing operations decreased $40.9 million, as the second quarter of 2019 included $39.1 million of expenses related to the Company’s settlement with Bass Pro Shops partially offset by costs attributable to maintaining certain sales associates on furlough during the second quarter of 2020.

General and Administrative Expense related to corporate overhead and other decreased 51% to $9.1 million from $18.5 million in the second quarter of 2019.  This decrease is primarily due to $6.9 million in employee retention credits earned in June 2020 due to the CARES Act, $2.2 million of which was earned on severance, and reduced payroll due to staff reductions and furloughs.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change

Resort operations and club management revenue	$36.9	$41.7	(11.4)%	$82.6	$85.6	(3.4)%
Segment adjusted EBITDA	$18.5	$15.4	20.1%	$34.0	$29.5	15.5%
Resorts managed	49	49	—%	49	49	—%

In the second quarter of 2020, resort operations and management club revenue decreased by $4.8 million, or 11%, to $36.9 million from $41.7 million in the prior year quarter, due to a decrease in cost reimbursement revenue, which has no impact on Adjusted EBITDA.  Net of cost reimbursement revenue, resort operations and club management revenues decreased 9% as a result of decreases in revenues from our Traveler Plus program, retail operations and third-party rental commissions as a result of the COVID-19 pandemic. However, segment adjusted EBITDA grew by 20% to $18.5 million, driven primarily by lower costs incurred during the second quarter of 2020 due to cost mitigation activities implemented in the first quarter of 2020 and lower costs associated with the Traveler Plus program as a result of the COVID-19 pandemic.

Balance Sheet and Liquidity

As of June 30, 2020, unrestricted cash and cash equivalents totaled $209.4 million. The Company had availability of approximately $158.5 million under its receivable-backed purchase and credit facilities, and corporate credit line as of June 30, 2020, subject to eligible collateral and the terms of the facilities, as applicable.  Excluding receivable-backed notes payable, the Company’s net debt-to-EBITDA ratio as of June 30, 2020 was 0.61.

In June 2020, the Company repaid $40.0 million under its syndicated corporate line of credit and amended the agreements to modify the definition of certain customary covenants.  As of June 30, 2020, availability under the syndicated corporate line of credit was $55.0 million.

Also, in June 2020, the Company amended its revolving timeshare receivables hypothecation facility with Liberty Bank. The restructured revolving credit period will now expire in June 2021 and the maturity of the facility has been extended to June 2024. The amendment reduced the maximum permitted outstanding borrowings from $50 million to $40 million.  As of June 30, 2020, $21.7 million was outstanding under the facility. In addition, the advance rate on the facility will decrease from 85% for qualified conforming receivables, as defined in the facility, to 80% by September 2020.  Further, commencing on July 1, 2020, the interest rate on the facility was decreased from the Prime Rate with a floor of 4.00% to the Prime Rate minus 0.10%, with a floor of 3.40%. In addition, subject to certain exceptions, the Company’s recourse liability under the amended facility was reduced to $10 million. The facility was previously fully recourse to the Company. The Company plans to continue to use the facility to finance VOI notes receivable.

Free cash flow, which the Company defines as cash flow from operating activities, less capital expenditures, was $4.5 million for the six months ended June 30, 2020, compared to $(2.9) million for the six months ended June 30, 2019. The increase in free cash flow is primarily due to a decrease in the settlement payments made to Bass Pro pursuant to the agreement entered into in June 2019.  The Company paid Bass Pro a $20.0 million initial settlement payment in June 2019, as compared to a $4.0 million settlement installment payment made to Bass Pro in January 2020.  In addition, income tax payments decreased $14.1 million, spending on the acquisition and development of inventory decreased $15.8 million and the purchase of property and equipment decreased $10.0 million during the 2020 period as compared to the 2019 period.  These increases in free cash flow were partially offset by lower cash sales and down payments from customers associated with the closure of VOI sales centers in response to the COVID-19 pandemic.

Special Dividend

On July 22, 2020, the Company declared a special cash dividend of $1.19 per share on its common stock, or $86.3 million in the aggregate, which is payable on August 21, 2020 to shareholders of record as of the close of trading on August 6, 2020. In connection with the special dividend, the Company obtained an undertaking by BBX Capital Corporation, which owns approximately 93% of the Company’s common stock, that it would use the proceeds of this special cash dividend to repay its outstanding $80.0 million note to the Company.

COVID-19 Response and Outlook

As of July 31, 2020, 23 VOI sales centers were open for existing owners, 17 of which were open for sales to new prospects.    Further, as of July 31, 2020, the Company was marketing vacation packages at 85 Bass Pro and Cabela’s stores (out of the 89 that were open in March 2020) and had reactivated its call transfer marketing program with Choice Hotels. The Company currently anticipates that it will have reopened the remaining Bass Pro and Cabela’s locations by September 30, 2020. All of the Company’s 68 resorts were open as of July 31, 2020 and occupancy for July was approximately 68% at all resorts and 66% at resorts with on-site sales centers.  However, increased COVID-19 cases in certain markets in July resulted in increased cancelation of marketing guest stays (and consequently, new owner prospects) and it is impossible to predict whether this trend will continue or worsen or the extent of the adverse impact this may have on the Company.

For further information regarding the Company’s COVID-19 Response and Outlook please see the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020, which expected to be filed with the Securities and Exchange Commission on or about August 10, 2020.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to public health issues, including in particular the COVID-19 pandemic and the effects of the pandemic, including resort closures, travel and business restrictions, volatility in the international and national economy and credit markets, worker absenteeism, quarantines and other health related restrictions; the length and severity of the COVID-19 pandemic and our ability to successfully resume full business operations thereafter; governmental and agency orders, mandates and guidance in response to the COVID-19 pandemic and the duration thereof, which is uncertain and will impact our ability to fully utilize resorts and re-open sales centers and other marketing activities; the pace of recovery following the COVID-19 pandemic; the risk that resorts and sales operations, including those at Bass Pro and Cabela’s store locations, may not reopen to the extent or when expected, or may be subject to additional closures in the future, particularly in locations where COVID-19 cases have increased; competitive conditions; our liquidity and the availability of capital; our ability to successfully implement our strategic plans and initiatives to navigate the COVID-19 pandemic; risks that default rates may increase and exceed the Company’s expectations, including due to the impact on consumers of the COVID-19 pandemic and if our efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful; risks related to our indebtedness, including the  potential for accelerated maturities and debt covenant violations; the risk of heightened litigation as a result of actions taken in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic on our operations and our payment of regular or special dividends in the future, including that despite the special cash dividend declared during July 2020, we have suspended the payment of regular quarterly cash dividends due to the impact of the COVID-19 pandemic, and dividends may not be paid at historical rates or at all; the impact of the COVID-19 pandemic on consumers, including their income, their level of  discretionary spending both during and after the pandemic, and their views towards travel and the vacation ownership industries; the risk that our resort management fees and  finance operations may not continue to generate recurring sources of cash during or following the pandemic to the extent anticipated or at all; risks that our current or future marketing alliances may not be available to us in the future;   that the Company’s current strategy to reduce sales of fee-based inventory may not result in EBITDA growth or otherwise positively impact the Company and such strategy may change; our ability to successfully implement our strategic plans and initiatives, generate earnings and long-term growth; risks that the Company’s costs, including costs of VOIs sold, will not be within the expected ranges; risks related to our indebtedness; risks that natural disasters, including hurricanes, may result in declines in leisure travel or traffic at locations where we have marketing operations, adversely impact the availability of credit, or otherwise adversely impact the Company’s financial condition and operating results; any damage to physical assets or interruption of access to physical assets or operations resulting from public health issues, such as the COVID-19 outbreak, or from hurricanes, earthquakes, fires, floods, windstorms or other natural disasters, which may increase in frequency or severity due to climate change or other factors; and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed on March 12, 2020, and the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020, which is expected to be filed on or about August 10, 2020.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including system-wide sales of VOIs, Adjusted EBITDA and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, vacation ownership plan with approximately 219,000 owners, 68 Club and Club Associate Resorts and access to nearly 11,400 other hotels and resorts through partnerships and exchange networks as of June 30, 2020. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 93% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTD), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTD), is a Florida-based diversified holding company whose activities include its approximate 93% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

Contact

Bluegreen Vacations Corporation
Investor Relations:
Leo Hinkley 954-940-5336
Email: Leo.Hinkley@BluegreenVacations.com

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue:
Gross sales of VOIs	$10,900	$80,221	$86,381	$143,105
Estimated uncollectible VOI notes receivable	(1,846)	(11,919)	(32,199)	(23,072)
Sales of VOIs	9,054	68,302	54,182	120,033

Fee-based sales commission revenue	1,135	55,343	42,500	100,555
Other fee-based services revenue	26,413	30,703	55,727	60,271
Cost reimbursements	11,850	14,007	30,970	31,051
Interest income	20,108	21,875	41,974	43,883
Other income, net	273	1,993	406	2,082
Total revenue	68,833	192,223	225,759	357,875

Costs and expenses:
Cost of VOIs sold	1,038	10,572	5,137	14,420
Cost of other fee-based services	18,535	19,049	40,246	41,042
Cost reimbursements	11,850	14,007	30,970	31,051
Selling, general and administrative expenses	40,880	148,543	143,077	239,632
Interest expense	8,540	10,061	17,358	19,567
Total costs and expenses	80,843	202,232	236,788	345,712

(Loss) Income before non-controlling interest
and (benefit) provision for income taxes	(12,010)	(10,009)	(11,029)	12,163
(Benefit) provision for income taxes	(3,821)	(3,957)	(3,777)	1,346
Net (loss) income	(8,189)	(6,052)	(7,252)	10,817
Less: Net income attributable to non-controlling interest	641	5,131	1,377	6,847
Net (loss) income attributable to Bluegreen
Vacations Corporation shareholders	$(8,830)	$(11,183)	$(8,629)	$3,970

Comprehensive (loss) income attributable to
Bluegreen Vacations Corporation
shareholders	$(8,830)	$(11,183)	$(8,629)	$3,970

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
(Loss) Earnings per share attributable to Bluegreen Vacations Corporation shareholders - Basic and diluted	$(0.12)	$(0.15)	$(0.12)	$0.05

Weighted average number of common shares outstanding:
Basic and diluted	72,485	74,446	73,275	74,446

Cash dividends declared per share	$—	$0.17	$0.13	$0.34

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the Six Months Ended
	June 30,
	2020	2019
Operating activities:
Net (loss) income	$(7,252)	$10,817
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	9,535	9,056
Loss (gain) on disposal of property and equipment	43	(1,945)
Provision for loan losses	32,199	23,072
Benefit for deferred income taxes	(5,386)	(10,041)
Changes in operating assets and liabilities:
Notes receivable	12,137	(24,905)
Prepaid expenses and other assets	15,783	(11,528)
Inventory	(3,333)	(8,071)
Accounts payable, accrued liabilities and other, and
deferred income	(44,729)	25,157
Net cash provided by operating activities	8,997	11,612

Investing activities:
Purchases of property and equipment	(4,542)	(14,516)
Proceeds from sale of property and equipment	165	1,820
Net cash used in investing activities	(4,377)	(12,696)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	42,418	45,095
Payments on borrowings collateralized by notes receivable	(66,115)	(66,769)
Proceeds from borrowings collateralized
by line-of-credit facilities and notes payable	80,000	20,386
Payments under line-of-credit facilities and notes payable	(44,324)	(17,407)
Payments of debt issuance costs	(581)	(132)
Repurchase and retirement of common stock	(11,741)	—
Dividends paid	(9,667)	(25,312)
Net cash used in financing activities	(10,010)	(44,139)
Net decrease in cash and cash equivalents
and restricted cash	(5,390)	(45,223)
Cash, cash equivalents and restricted cash at beginning of period	239,646	273,134
Cash, cash equivalents and restricted cash at end of period	$234,256	$227,911

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$16,423	$16,871
Income taxes paid	$241	$14,357
Supplemental schedule of non-cash investing and financing activities:
Acquisition of inventory, property, and equipment for notes payable	$—	$—

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except for per share data)

	June 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$209,427	$190,009
Restricted cash ($16,372 and $22,534 in VIEs at June 30, 2020
and December 31, 2019, respectively)	24,829	49,637
Notes receivable	551,861	589,198
Less: Allowance for loan losses	(147,629)	(140,630)
Notes receivable, net ($288,358 and $292,590 in VIEs
at June 30, 2020 and December 31, 2019, respectively)	404,232	448,568
Inventory	350,270	346,937
Prepaid expenses	18,823	10,501
Other assets	28,633	52,731
Operating lease assets	20,834	20,858
Intangible assets, net	61,473	61,515
Loan to related party	80,000	80,000
Property and equipment, net	95,849	99,262
Total assets	$1,294,370	$1,360,018

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$12,641	$16,653
Accrued liabilities and other	67,297	103,948
Operating lease liabilities	22,325	22,124
Deferred income	13,783	18,074
Deferred income taxes	87,118	92,504
Receivable-backed notes payable - recourse	74,599	88,569
Receivable-backed notes payable - non-recourse (in VIEs)	325,206	334,246
Lines-of-credit and notes payable	181,908	146,160
Junior subordinated debentures	72,494	72,081
Total liabilities	857,371	894,359

Commitments and Contingencies

Shareholders' Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 72,484,293 shares issued and outstanding at June 30, 2020 and 74,362,693 shares
issued and outstanding at December 31, 2019	725	744
Additional paid-in capital	257,812	269,534
Retained earnings	127,551	145,847
Total Bluegreen Vacations Corporation shareholders' equity	386,088	416,125
Non-controlling interest	50,911	49,534
Total shareholders' equity	436,999	465,659
Total liabilities and shareholders' equity	$1,294,370	$1,360,018

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Net income attributable to shareholders	$(8,830)	$(11,183)	$(8,629)	$3,970
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	641	5,131	1,377	6,847
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(775)	(5,193)	(1,681)	(6,974)
Loss (gain) on assets held for sale	87	(1,989)	43	(1,980)
Add: Depreciation and amortization	3,890	3,504	7,789	6,870
Less: Interest income (other than interest earned on VOI notes receivable)	(1,047)	(1,792)	(2,765)	(3,638)
Add: Interest expense - corporate and other	4,369	4,991	8,523	9,235
Add: Franchise taxes	—	25	17	60
Add: (Benefit) provision for income taxes	(3,821)	(3,957)	(3,777)	1,346
Add: Severance	2,229	—	6,725	—
Less: Employee Retention credit related to severance	(2,202)	—	(2,202)	—
Add: COVID-19 incremental costs	1,368	—	1,474	—
Add: Bass Pro Settlement	—	39,121	—	39,121
Total Adjusted EBITDA	$(4,091)	$28,658	$6,894	$54,857

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Adjusted EBITDA - sales of VOIs and financing	$(15,318)	$35,322	$(2,942)	$65,577
Adjusted EBITDA - resort operations and club management	18,450	15,365	34,038	29,476
Total Segment Adjusted EBITDA	3,132	50,687	31,096	95,053
Less: corporate and other	(7,223)	(22,029)	(24,202)	(40,196)
Total Adjusted EBITDA	$(4,091)	$28,658	$6,894	$54,857

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended June 30,
	2020		2019
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$3,505	27%	$99,271	61%
Secondary Market sales	6,584	50	53,337	33
Fee-Based sales	2,199	17	83,352	51
JIT sales	2,508	19	2,418	1
Less: Equity trade allowances (6)	(1,697)	(13)	(74,805)	(46)
System-wide sales of VOIs	13,099	100%	163,573	100%
Less: Fee-Based sales	(2,199)	(17)	(83,352)	(51)
Gross sales of VOIs	10,900	83	80,221	49
Provision for loan losses (2)	(1,846)	(17)	(11,919)	(15)
Sales of VOIs	9,054	69	68,302	42
Cost of VOIs sold (3)	(1,038)	(11)	(10,572)	(15)
Gross profit (3)	8,016	89	57,730	85
Fee-Based sales commission revenue (4)	1,135	52	55,343	66
Financing revenue, net of financing expense	15,454	118	15,225	9
Other fee-based services, title operations and other, net	630	5	1,941	1
Net carrying cost of VOI inventory	(10,913)	(83)	(5,288)	(3)
Selling and marketing expenses	(26,844)	(205)	(83,876)	(51)
General and administrative expenses - sales and marketing	(5,485)	(42)	(46,408)	(28)
Operating profit - sales of VOIs and financing	(18,007)	-137%	(5,333)	-3%
Add: Depreciation and amortization	1,483		1,534
Add: Severance	1,206		—
Add: Bass Pro Settlement	—		39,121
Adjusted EBITDA - sales of VOI and financing	$(15,318)		$35,322

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us as part of our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)

Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.  Equity trade allowances were generally eliminated in June 2020 with certain exceptions.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Six Months Ended June 30,
	2020		2019
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$91,082	60%	$167,424	57%
Secondary Market sales	74,500	49	112,490	38
Fee-Based sales	64,107	43	150,146	51
JIT sales	5,608	4	4,652	2
Less: Equity trade allowances (6)	(84,809)	(56)	(141,461)	(48)
System-wide sales of VOIs	150,488	100%	293,251	100%
Less: Fee-Based sales	(64,107)	(43)	(150,146)	(51)
Gross sales of VOIs	86,381	57	143,105	49
Provision for loan losses (2)	(32,199)	(37)	(23,072)	(16)
Sales of VOIs	54,182	36	120,033	41
Cost of VOIs sold (3)	(5,137)	(9)	(14,420)	(12)
Gross profit (3)	49,045	91	105,613	88
Fee-Based sales commission revenue (4)	42,500	66	100,555	67
Financing revenue, net of financing expense	31,113	21	30,090	10
Other fee-based services, title operations and other, net	1,883	1	3,459	1
Net carrying cost of VOI inventory	(18,827)	(13)	(12,976)	(4)
Selling and marketing expenses	(101,984)	(68)	(149,973)	(51)
General and administrative expenses - sales and marketing	(13,483)	(9)	(53,382)	(18)
Operating profit - sales of VOIs and financing	(9,753)	-6%	23,386	8%
Add: Depreciation and amortization	3,042		3,070
Add: Severance	3,769		—
Add: Bass Pro Settlement	—		39,121
Adjusted EBITDA - sales of VOIs and financing	$(2,942)		$65,577

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us as part of our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)

Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs. Equity trade allowances were generally eliminated in June 2020 with certain exceptions.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2020	2019	Change		2020	2019	Change

Number of sales centers at period-end (1)	26	26	—%		26	26	—%
Number of active sales arrangements with third-party clients at period-end	15	15	—%		15	15	—%
Total number of VOI sales transactions	841	10,674	(92)%		9,527	18,917	(50)%
Average sales price per transaction	$15,367	$15,432	—%		$15,829	$15,591	2%
Number of total guest tours	6,089	65,167	(91)%		46,754	113,305	(59)%
Sale-to-tour conversion ratio– total marketing guests	13.8%	16.4%	(260)	bp	20.4%	16.7%	370	bp
Number of new guest tours	1,043	40,473	(97)%		23,179	68,537	(66)%
Sale-to-tour conversion ratio– new marketing guests	14.2%	13.6%	60	bp	17.1%	13.7%	340	bp
Percentage of sales to existing owners	85.8%	53.0%	3,280	bp	61.9%	54.7%	720	bp
Average sales volume per guest	$2,122	$2,528	(16)%		$3,225	$2,603	24%

(1)

As previously described, during the last week of March 2020 we temporarily closed all of our VOI sales centers in response to the COVID-19 pandemic. As of June 30, 2020, 21 of our 26 sales centers were open.

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(in thousands)	2020		2019		2020		2019
Resort operations and club management revenue	$36,914		$41,670		$82,625		$85,554
Resort operations and club management expense	(18,753)		(26,669)		(50,200)		(56,808)
Operating profit - resort operations and club management	18,161	49%	15,001	36%	32,425	39%	28,746	34%
Add: Depreciation and amortization	190		364		380		730
Add: Severance	99		—		1,233		—
Adjusted EBITDA - resort operations and club management	$18,450		$15,365		$34,038		$29,476

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER - ADJUSTED EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(dollars in thousands)	2020	2019	2020	2019
General and administrative expenses - corporate and other	$(9,115)	$(18,471)	$(28,349)	$(36,454)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(775)	(5,193)	(1,681)	(6,974)
Other income, net	273	1,993	406	2,082
Franchise taxes	—	25	17	60
Loss (gain) on assets held for sale	87	(1,989)	43	(1,980)
Add: Depreciation and amortization	2,217	1,606	4,367	3,070
Add: Severance	924	—	1,723	—
Less: Employee Retention credit related to severance	(2,202)	—	(2,202)	—
Add: COVID-19 incremental costs	1,368	—	1,474	—
Adjusted EBITDA - Corporate and other	$(7,223)	$(22,029)	$(24,202)	$(40,196)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

	For the Six Months Ended June 30,
(in thousands)	2020	2019
Net cash provided by operating activities	$8,997	$11,612
Purchases of property and equipment	(4,542)	(14,516)
Free Cash Flow	$4,455	$(2,904)

BLUEGREEN VACATIONS CORPORATION

OTHER FINANCIAL DATA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Financing Interest Income	$19,061	$19,925	$39,209	$39,942
Financing Interest Expense	(4,171)	(5,070)	(8,835)	(10,332)
Non-Financing Interest Income	1,047	1,950	2,765	3,941
Non-Financing Interest Expense	(4,369)	(4,991)	(8,523)	(9,235)
Mortgage Servicing Income	1,510	1,544	3,105	3,034
Mortgage Servicing Expense	(946)	(1,174)	(2,366)	(2,554)
Title Revenue	1,349	3,040	4,072	5,768
Title Expense	(719)	(1,099)	(2,189)	(2,309)

BLUEGREEN VACATIONS CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Gross sales of VOIs	$10,900	$80,221	$86,381	$143,105
Add: Fee-Based sales	2,199	83,352	64,107	150,146
System-wide sales of VOIs	$13,099	$163,573	$150,488	$293,251

BLUEGREEN VACATIONS CORPORATION
DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenues

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and VOIs purchased by us for sale as part of our JIT sales activities.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. We also earn fees from providing mortgage servicing to certain third-party developers relating to VOIs sold by them.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for Traveler Plus and other member services. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that generally produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales will typically be favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired or actual defaults and equity trades are higher and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there can be no assurance that such inventory will be available as expected.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and through utilizing them in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenues from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and expenses incurred in providing financing and servicing loans, including administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, amongst other things, payment processing, reporting and collection services.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, severance payments, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of uncollectible VOI notes receivable. In addition to the factors impacting system-wide sales of VOIs (as described below), sales of VOIs are impacted by the proportion of system-wide sales of VOIs sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing guest tours by the number of VOI sales transactions.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to tours at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

Adjusted EBITDA.  We define Adjusted EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes, loss (gain) on assets held for sale, depreciation and amortization, amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest), and items that we believe are not representative of ongoing operating results. Accordingly, severance charges net of employee retention tax credits, incremental costs associated with COVID-19 and amounts paid, accrued or incurred in connection with the Bass Pro settlement in June 2019 are excluded in the computation of Adjusted EBITDA. For purposes of the Adjusted EBITDA calculation for each period presented, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of our business.

We consider our total Adjusted EBITDA and our Segment Adjusted EBITDA to be an indicator of our operating performance, and it is used by us to measure our ability to service debt, fund capital expenditures and expand our business. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using Adjusted EBITDA as an analytical tool include, without limitation, that Adjusted EBITDA does not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.

Free Cash Flow.  Defined as cash provided by operating activities less capital expenditures for property and equipment.  We consider free cash flow to be a useful supplemental measure of our ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of liquidity.  Our computation of free cash flow may differ from the methodology utilized by other companies.  Investors are cautioned that the items excluded from free cash flow are a significant component in understanding and assessing Company’s financial performance.